February 26, 2003





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:


We have read Item 77K of Form N-SAR for the annual reporting period ended December 31, 2002 of the Fifth
Third Variable Insurance Funds ( the "Funds") and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the Funds' statements made in paragraph two. We also have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing.



/s/ Ernst & Young LLP